UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 6, 2019

HUDSON GLOBAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50129	59-3547281
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

53 Forest Avenue, Old Greenwich, CT		06870
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 351-7400

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	HSON	The NASDAQ Stock Market LLC

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2019, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Hudson Global, Inc. (the “Company”) and the Board approved an incentive compensation plan (the “2019 CEO Incentive Compensation Plan”) for the Company’s Chief Executive Officer, Jeffrey E. Eberwein, for the year ending December 31, 2019. The 2019 CEO Incentive Compensation Plan is designed to award Mr. Eberwein for achieving certain corporate objectives and provides for both equity and cash incentive opportunities. Pursuant to the 2019 CEO Incentive Compensation Plan, the Committee set the target cash opportunity at $100,000 and the target restricted stock unit opportunity at $470,000. Payouts under the 2019 CEO Incentive Compensation Plan will be based upon whether the Company in 2019 achieves EBITDA exceeding certain specified amounts and on the Company’s corporate costs for 2019 remaining below a certain threshold.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 6, 2019, the Company held its annual meeting of stockholders (the “Annual Meeting”). Set forth below is the final tally of valid votes for each proposal as reported by the Company’s proxy solicitor. In addition to the votes tallied below, the Company received a ballot representing 2,339,639 shares of the Company’s common stock from representatives of Cannell Capital, LLC (the “Cannell Shares”), which was not validly submitted and not accounted for in the final tally below. The Cannell Shares were voted in favor of the election of Messrs. Barton, Eastman, Flood, Nowak and Smith as directors of the Company, and against Proposals 2, 3, 4 and 5. The Inspector of Election advised that the ballot representing these shares was not valid and should not be included in the official vote tally. Even if the votes of the Cannell Shares were included in the vote tally, they would not have changed the outcome of the votes on the election of directors or any of the other proposals.

Proposal 1 - The Company’s stockholders elected Messrs. Coleman, Eberwein and Nash and Mses. Drake and Nelson as directors by a plurality of the votes cast at the Annual Meeting, to hold office until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified, and the final votes with respect to the election of directors were as follows:

Nominee	Votes For	Votes Withheld	Broker Non-Votes

Richard K. Coleman, Jr.	14,522,590	2,342,093	7,389,131

Jeffrey E. Eberwein	15,613,207	1,251,476	7,389,131

Ian V. Nash	15,615,850	1,248,833	7,389,131

Mimi Drake	15,620,850	1,243,833	7,389,131

Connia Nelson	15,620,850	1,243,833	7,389,131

John Barton	3,965,478	0	0

Gerard Eastman	3,965,478	0	0

John Flood	3,965,478	0	0

Jeremy Nowak	3,965,478	0	0

Theodore Smith III	3,965,478	0	0

Proposal 2 - The Company’s stockholders approved the Company’s Rights Agreement by and between the Company and Computershare Trust Company, N.A., a stockholder rights plan designed to preserve the value of the Company’s significant U.S. net operating loss carryforwards and other tax benefits. The final vote with respect to this matter was as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes

13,096,891	6,774,240	959,030	7,389,131

Proposal 3 - The Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect (a) a reverse stock split at a ratio not less than 1-for-5 and not greater than 1-for-10, with the exact ratio to be set within that range at the discretion of the Board, without further approval or authorization of stockholders and with the Board able to elect to abandon such proposed amendment and not effect the reverse stock split authorized by stockholders, in its sole discretion, and (b) a reduction of the number of authorized shares of common stock from 100,000,000 shares to 20,000,000 shares. The final vote with respect to this matter was as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes

18,270,278	8,981,941	967,073	0

Proposal 4 - The Company’s stockholders ratified the appointment of BDO USA, LLP as independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2019. The final vote with respect to this matter was as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes

27,961,119	257,751	422	0

Proposal 5 - The Company’s stockholders approved, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement. The final vote with respect to this matter was as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes

14,813,171	5,899,106	63,053	7,443,962

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON GLOBAL, INC.

Dated: May 9, 2019	By:	/s/ Jeffrey E. Eberwein
		Name:	Jeffrey E. Eberwein
		Title:	Chief Executive Officer